EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Fourth Quarter 2023 Conference Call
February 29, 2024
10 a.m. CT

Introductory Comments – Jordan Jennings
Good day everyone and welcome to today’s conference call to review results for Ashford Hospitality Trust for the fourth quarter and full year 2023 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 28, 2024, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter and full year ended December 31, 2023 with the fourth quarter and full year ended December 31, 2022.
I will now turn the call over to Rob Hays. Please go ahead, sir.
Introduction – Rob Hays
Good morning, and welcome to our call.
After my introductory comments, Deric will review our fourth quarter and full year financial results and then Chris will provide an operational update on our portfolio.
As we announced earlier this year, we are keenly focused on paying off our strategic corporate financing in 2024. We believe this is a crucial step in positioning Ashford Trust back in the path of growth and is necessary in order to reinstate a common dividend in the future. Our plan to accomplish this is multifaceted and provides us with significant optionality to accomplish our goal – it includes raising sufficient capital through a combination of asset sales, mortgage debt refinancings, and non-traded preferred capital raising.

We currently have more than a dozen assets at various stages of the sales process, and, while we’re unlikely to sell all of these assets, we are working diligently to determine which assets are capturing the most attractive valuations while also providing the largest impact to our deleveraging efforts. We now have five assets under signed purchase and sale agreements (up from the three we announced several days ago) and another asset under a letter of intent. These six assets have combined sales prices of approximately $225 million.
As a demonstration of the significant progress we are having in these efforts, this morning we announced we have signed a definitive agreement to sell the 390-room Hilton Boston Back Bay in Boston, Massachusetts for $171 million or $438,000 per key. When adjusted for the Company’s anticipated capital expenditures, the sale price represents a 7.3% capitalization rate on 2023 net operating income, or 12.3x 2023 Hotel EBITDA. The sale is expected to be completed in March and is subject to normal closing conditions. We expect the net proceeds from the sale to be approximately $70 million after repayment of the underlying mortgage debt and closing costs and anticipate using the net proceeds to pay down our strategic financing.
In addition, subsequent to quarter end, we announced that we have signed a definitive agreement to sell our Residence Inn located in Salt Lake City, Utah for $19.2 million. The sale is expected to be completed in early March and is subject to normal closing conditions. When adjusted for our anticipated capital expenditures, the sale price represents a 4.6% capitalization rate on 2023 net operating income, or 18.2x 2023 Hotel EBITDA. We expect to use all proceeds to pay down debt.
We’re also working with lenders to refinance a loan secured by the Renaissance Nashville in Nashville, Tennessee, the Morgan Stanley Pool Loan with 17 hotels located in several states, the loan secured by the Marriott Gateway in Arlington, Virginia, and the loan secured by the Indigo Atlanta in Atlanta, Georgia. We believe there could be substantial excess proceeds from the refinancing of the Renaissance Nashville loan which can be used to pay down the Company’s strategic financing. The Princeton Westin, which we are currently running a sales process on, will be unencumbered as part of this financing to the extent it is completed.
We also continue to be excited about our non-traded preferred stock offering. We continue to build the selling syndicate and currently have 42 signed dealer agreements representing over 5,840 reps selling this security. To date, we have raised approximately $105 million of gross proceeds, including $21.9 million during the fourth quarter.
Given the progress we are making across the three main thrusts of our strategic financing payoff plan – asset sales, mortgage refinancings, and our non-traded preferred offering - we continue to believe that we are on the right path to pay off the strategic financing in 2024.
Now in terms of hotel performance, we are very pleased with the strong operating performance and RevPAR growth we achieved in the fourth quarter. We are clearly seeing the benefit of a broadly diversified, high quality portfolio that is balanced across leisure, corporate, and group demand sources. RevPAR for all hotels in our portfolio increased 1.6% in the fourth quarter compared to the prior year quarter. This RevPAR growth was led by average daily rates, which increased 3.4% over the prior year quarter. We are also pleased that this strong performance is continuing into 2024 with January total revenue growth of 5.3% for the portfolio.
I will now turn the call over to Deric to review our fourth quarter financial performance.

Financial Review – Deric Eubanks
Thanks, Rob.
For the fourth quarter, we reported a net loss attributable to common stockholders of $(31.3) million, or $(0.90) per diluted share. For the full year, we reported a net loss attributable to common stockholders of $(193.7) million, or $(5.61) per diluted share.
For the quarter, we reported AFFO per diluted share of $(0.36). And for the full year we reported AFFO per diluted share of $0.72.
Adjusted EBITDAre for the quarter was $62.5 million and $324.5 million for the full year.
At the end of the fourth quarter, we had $3.3 billion of loans with a blended average interest rate of 8.0%, taking into account in-the-money interest rate caps. Considering the current level of SOFR and the corresponding interest rate caps, 92% of our debt is now effectively fixed as almost all of our interest rate caps are now in-the-money.
During the quarter, we extended our Morgan Stanley loan pool secured by 17 hotels which we extended for one year with no paydown.
We ended the quarter with cash and cash equivalents of $165 million and restricted cash of $146 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts, and $2.5 million related to trapped cash held by lenders. At the end of the quarter, we also had $22 million due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We ended the quarter with net working capital of approximately $209 million.
As of December 31, 2023, our consolidated portfolio consisted of 90 hotels with 20,549 rooms.
At the end of the year, our share count consisted of approximately 39.4 million fully diluted shares outstanding, which is comprised of 37.4 million shares of common stock and 2.0 million OP units. In the fourth quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 1.7 million common shares associated with the exit fee on the strategic financing we completed in January 2021.
While we are currently paying our preferred dividends quarterly or monthly, we do not anticipate reinstating a common dividend for some time.
As an update, during the quarter, we completed the transfer of ownership of the hotels that secured the KEYS F loan pool to the lender and we continue to work with the lender for the KEYS A and KEYS B loan pools on a consensual transfer of ownership of those hotels to the lender. At this time, we are unable to provide an estimate on the timing of when that transfer will occur.
This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.

For the quarter, Comparable Hotel RevPAR for our portfolio increased 1.6% over the prior year quarter, marking eleven consecutive quarters of year-over-year RevPAR growth. Full year Comparable Hotel RevPAR increased 9.5% over the prior year. Our full year RevPAR growth was nearly double the national average. I would like to take a few minutes to highlight some of the work from our team, including actively increasing our group position across our portfolio, strengthening our Food and Beverage outlets, and capitalizing on high demand events in some of our major markets.
Group room revenue for the full year exceeded the prior year by 16%. This was a strong quarter for group booking activity. We started the quarter with approximately $34 million in on-the-books group room bookings for the fourth quarter. During the fourth quarter we added over $19 million in additional group room revenue. As a comparison, on a more stabilized basis, in 2019 we added just over $18 million of group revenue during the fourth quarter. As we enter the year, our group room revenue for 2024 and 2025 is pacing up 8% and 13%, respectively.
A hotel that had strong group performance this quarter was one of our largest hotels, the Marriott Crystal Gateway, where group room revenue grew by 21% compared to the prior year quarter. During the fourth quarter, the hotel was successful in increasing group room nights, which allowed the team to yield out lower rated transient and government per diem business. Much of the increased production occurred over the traditionally slower holiday pattern between Christmas and New Years.
Food and Beverage revenue per occupied room grew by 8% and Food and Beverage margin improved by 284 basis points compared to the prior year quarter. On a full-year basis, Food and Beverage revenue grew 18% and Food and Beverage margin improved by 227 basis points compared to the prior year. This was led by the Hyatt Regency Savannah and Renaissance Nashville, which achieved full-year Food and Beverage revenue growth of 22% and 18%, respectively, compared to the prior year.
Renaissance Nashville had a record-breaking year, with banquet revenue growing 24% compared to the prior year. The team was successful in backfilling lower rated city wide demand with self-contained groups that had higher banquet and catering spend. Hyatt Regency Savannah benefitted from a rate shopping initiative, which we ran across our entire portfolio. This initiative optimized menu prices by benchmarking comparable items across an array of menus. In addition, our team aggressively increased the required minimum spend on catering contracts. These efforts throughout the year helped us achieve full-year banquet revenue growth of 34% over the prior year.
Several key markets within our portfolio had strong quarters. For example, our D.C. hotels, which make up 12% of our portfolio by key count, increased Comparable Hotel RevPAR by 6% during the fourth quarter compared to the prior year quarter. During the fourth quarter, despite the headwinds related to the potential government shutdown, which resulted in occupancy declining 50 basis points, our hotels proactively remixed into non-government segments that drove rate by 6% compared to the prior year quarter.
Moving on to capital expenditures, in 2023, we completed the renovation of the lobby and bar at The Ritz-Carlton, Atlanta, the meeting space at Embassy Suites Crystal City, and relocated the concierge lounge and added a premium suite at Renaissance Nashville. Across our entire portfolio, we spent approximately $110 million on capital expenditures in 2023, excluding development projects. For 2024, we anticipate spending between $85 - $105 million on capital expenditures.
We reported outsized performance in revenue and profitability for 2023 and looking forward group business is pacing favorably and positioning us well for the coming years, Food and Beverage is strengthening, and we are increasing ancillary revenue capture. We continue to evaluate several new initiatives across our portfolio, such as additional brand conversions, strategic partnerships, and high-yield renovations.
That concludes our prepared remarks. We will now open up the call for Q&A.
Rob Hays
Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.
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